Exhibit 99.1

Mattersight Announces Strong Bookings, Increased Revenue Guidance, and Key Leadership Hires in Q2 Preview

Chicago, IL – (Marketwired – July 7, 2015) – Mattersight Corporation (NASDAQ: MATR), the pioneer in personality-based software applications, today provided an update on its second quarter business activity.

“We are pleased with our continued progress and increasing business momentum,” says Kelly Conway, Mattersight President and CEO. “We had a strong bookings quarter fueled by new logo growth and pilot conversions, and are encouraged with what we see in the second half of the year. Our momentum is helping us attract great new customers and excellent new talent.”

Second Quarter 2015 Financial Highlights

•	Bookings: Annual Contract Value (ACV) bookings for the second quarter were $5.8 million, the second-highest bookings quarter in the company’s history. This brings ACV bookings over the last four quarters to a record $19.0 million, a 46% year-over-year increase. The strong bookings were driven by adding several important new logo customers, and by increasing sales momentum from Mattersight’s Predictive Behavioral Routing product.

•	Guidance: Based on its current outlook, Mattersight is raising its 2015 guidance as follows:

•	Total revenue growth guidance is increased to 33% to 38%, up from 30% to 35%

•	Total subscription growth guidance is increased to 38% to 43%, up from 35% to 40%

Key New Hires

•	New Chief Financial Officer

Mattersight announces the appointment of Sheau-ming Ross as Vice President and Chief Financial Officer, effective July 6, 2015. Ms. Ross, who brings more than 17 years of finance, operations, corporate development, strategy, venture investing and investment banking experience to her new role, will be responsible for Mattersight’s finance and accounting functions.

Before joining Mattersight, Ms. Ross was Chief Financial Officer of EPAY Systems, a high growth SaaS provider in the workforce management space. Prior to EPAY Systems, she served as Chief Financial Officer for Silver Chalice, a next-generation digital sports media company. Previously, Ms. Ross worked for twelve years in various financial leadership positions for the Tribune Company, including Chief Financial Officer for Chicago’s WGN-TV, CLTV, and WGN Radio as well as WGN America, a nationally distributed basic cable and satellite television channel. Ms. Ross also previously worked in the strategy, corporate development and corporate venture capital groups at Tribune Company. Ms. Ross started her career in investment banking Credit Suisse Group; and she holds a Bachelor’s degree in Economics from the University of Chicago and an MBA from Northwestern University’s Kellogg School of Management.

•	New Senior Vice President of Sales

Mattersight also announces the hiring of Frank Suljic as Senior Vice President of Strategic Sales. Mr. Suljic returns to Mattersight after a previous tenure with the company, during which time he served as Vice President of Sales. Reporting to Executive Vice President of Sales Richard Dresden, in his new role Mr. Suljic will lead the team responsible for accelerating Mattersight’s penetration of the growing total addressable market within subscription clients.

Mr. Suljic has 25 years of experience in the Fortune 500 enterprise technology market. His unique blend of business acumen and engineering expertise distinguish him as a trusted business advisor for clients. Mr. Suljic has held senior sales and leadership positions at companies including IBM, Oracle, Siebel Systems, SeeSaw Networks and Visual IQ. Notably, Mr. Suljic served as Co-Founder and EVP Practice Development for Inforte Corporation, where he led sales from inception through $1B IPO. Most recently, he was Vice President of Sales at AudienceScience. Mr. Suljic earned an engineering degree from the University of Wisconsin and an MBA from the University of Chicago’s Booth School of Business.

Mattersight will hold its second quarter earnings call on August 5th, after the close of the market. Further information regarding the conference call will be provided at a later date.

About Mattersight

Mattersight’s mission is to help brands have more effective and effortless conversations with their customers. Using a suite of innovative personality-based software applications, Mattersight can analyze and predict customer behavior based on the language exchanged during service and sales interactions. This insight can then facilitate real-time connections between customers and the agents best capable of handling their needs. Mattersight’s patented stack of SaaS applications has influenced hundreds of millions of shorter, more satisfying customer interactions. Organizations across the Financial Services, Healthcare, and Telco industries rely on Mattersight to drive customer retention, employee engagement, and operating efficiency. An independent research study documents the average return on investment for these organizations is 344%. To learn more about how Mattersight can help your company, please visit www.mattersight.com.

CONTACT INFORMATION

Jason Wesbecher

CMO

Jason.Wesbecher@mattersight.com